Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Willbros Group, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 14, 2006, except for the effects of discontinued operations, which is as of December 8, 2006, relating to the consolidated financial statements and financial statement schedule of Willbros Group, Inc. for the year ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which appears in the current report on Form 8-K of Willbros Group, Inc. dated December 8, 2006, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ GLO CPAs, LLP

Houston, Texas

December 19, 2006